                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                                 (Rule 13d-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13d-1

                   Under the Securities Exchange Act of 1934


                         AMERITRANS CAPITAL CORPORATION
                ------------------------------------------------
                                (Name of Issuer)


                         COMMON STOCK, $.0001 PAR VALUE
                ------------------------------------------------
                         (Title of Class of Securities)


                                   030731H108
                ------------------------------------------------
                                 (CUSIP Number)



Check  the following  box  if  a  fee  is  being  paid  with this statement [ ].


------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                                            Page 2 of 4 Pages


CUSIP No.                           13G


- -----------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       PAUL D. GRANOFF
       ###-##-####

- -----------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


- -----------------------------------------------------------------------------
   3   SEC USE ONLY

- -----------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.

- -----------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            143,179
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             -0-
   REPORTING      -------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             143,179
                  -------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       -0-

- -----------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       143,179

- -----------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ X ]

- -----------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.20%

- -----------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN

- -----------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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                                                            Page 3 of 4 Pages

                                      13-G


Item 4.  Ownership.

         If more than five percent of the class is owned, indicate:

         (a) Amount beneficially owned:  143,179
                                        ---------------------------------------,

         (b) Percent of class:  8.20%
                               ------------------------------------------------,

         (c) Number of shares as to which such person has:

               (i) Sole power to vote or to direct the vote  143,179
                                                            -------------------,
               (ii) Shared power to vote or to direct the vote   -0-
                                                               ----------------,

               (iii) Sole power to dispose or to direct the disposition of
                       143,179
                     ----------------------------------------------------------,

               (iv) Shared power to dispose or to direct the disposition of
                       -0-
                    ------------------------------------------------------, and

         (d) Shares which there is a right to acquire:    -0-
                                                       ------------------------,

Item 5.  Ownership of Five Percent or Less of a Class.

               N/A

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

               N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

               N/A

Item 8.  Identification and Classification of Members of the Group.

               N/A

Item 9.  Notice of Dissolution of Group.

               N/A

Item 10. Certification.


         By signing below -I/we- certify that, to the best of my/our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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                                                            Page 4 of 4 Pages

                                      13-G

                                   Signature

         After reasonable inquiry and to the best of my knowledge and belief, -I/we- certify that the information set forth in this statement is true, complete and correct.


Date:  December 27, 1999


/s/ PAUL D. GRANOFF
------------------------------------
                    (Signature)*


    PAUL D. GRANOFF
------------------------------------
                    (Name/Title)

* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

* Includes 40,049 shares held by Dr. Paul Granoff directly, 77,630 held by Granoff Family Partners Ltd. of which Dr. Granoff is a general partner, and 25,500 shares held by the Granoff Pediatric Associates Profit Sharing Plan. Excludes 14,127 shares held by Dr. Paul Granoff's wife as to which shares he disclaims beneficial ownership. Excludes 15,654 shares owned directly by Dr. Granoff's children as to which shares he does not exercise any control and disclaims beneficial ownership.